Exhibit 99.1

November 16, 2010

NORTHWEST PIPE REPORTS THIRD QUARTER RESULTS AND

ANNOUNCES THIRD QUARTER CONFERENCE CALL

Vancouver, WA, November 16, 2010. Northwest Pipe Company (NASDAQ: NWPX) today announced that it has filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 reporting its financial results for that period. The Company has also announced that it will broadcast its third quarter 2010 earnings conference call on Tuesday, November 23, 2010, at 9:00 am PST via live internet webcast.

Third Quarter Results

Sales for the quarter ended September 30, 2010 were $112.8 million compared to $61.4 million in the third quarter of 2009. Net income for the third quarter of 2010 was $0.7 million or $0.07 per diluted share compared to a net loss of $5.5 million or $0.59 per diluted share for the third quarter of 2009.

Water Transmission sales increased to $59.3 million in the third quarter of 2010 from $47.0 million in the third quarter of 2009 reflecting increases in both sales volume and selling prices. Water Transmission gross profit increased to $7.2 million in the third quarter of 2010 from $.4 million in the third quarter of 2009 due to an increase in selling prices offset by more modest increases in material costs, and an inventory reserve of $3.2 million taken in 2009 compared to a nominal charge taken in 2010.

Tubular Products sales increased to $53.4 million in the third quarter of 2010 from $14.4 million in the third quarter of 2009, reflecting a significant increase in sales volume and a modest increase in selling prices. Tubular Products gross profit increased to $4.2 million in the third quarter of 2010 from a gross loss of $2.7 million in the third quarter of 2009, as a significant increase in volume improved the recovery of fixed costs resulting in improved gross margin.

As of September 30, 2010 the Company’s backlog of orders was $251.8 million compared to $222.0 million as of December 31, 2009.

Outlook

“We expect Water Transmission sales to remain stable in the fourth quarter and grow modestly in the first half of 2011 compared to 2010,” said Richard A. Roman, president and chief executive officer of the Company. “We expect Tubular Products sales will also be stable in the fourth quarter but we expect sales in the first half of 2011 will be stronger as compared to the first half of 2010 primarily due to the additional capacity brought into production in Bossier City over the course of 2010.”

Conference Call

The Company will broadcast its third quarter 2010 earnings conference call on Tuesday, November 23, 2010 at 9:00 am PST via live internet webcast. The conference broadcast can be accessed at the Investor Relations section of the Company’s website located at http://www.nwpipe.com. For those unable to attend the live broadcast, a replay will be available on the Investor Relations section of the website or by dialing 866-373-1987 passcode 6301 approximately one hour after the event and will remain available for 30 days.

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of products including line pipe, oil country tubular goods, standard and structural pipe and traffic systems. The Company is headquartered in Vancouver, Washington and has ten manufacturing facilities across the United States and Mexico and a subsidiary in Singapore.

Forward-Looking Statements

Statements in this press release by Richard A. Roman are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2009 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

CONTACT:	Stephanie Welty, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Net Sales:
Water Transmission	$59,323	$46,997	$168,068	$161,266
Tubular Products	53,447	14,380	121,209	52,520

Net Sales	112,770	61,377	289,277	213,786

Cost of Sales:
Water Transmission	52,081	46,575	149,162	148,065
Tubular Products	49,221	17,070	113,783	57,158

Total Cost of Sales	101,302	63,645	262,945	205,223

Gross Profit:
Water Transmission	7,242	422	18,906	13,201
Tubular Products	4,226	(2,690)	7,426	(4,638)

Gross Profit	11,468	(2,268)	26,332	8,563

Selling, General, and Administrative	7,988	5,170	21,254	14,519

Operating Income/(Loss)	3,480	(7,438)	5,078	(5,956)

Other (income)/expense	138	238	(289)	(583)
Interest Income	(243)	(147)	(709)	(410)
Interest Expense	2,206	1,074	5,482	3,592

Income/(Loss) Before Income Taxes	1,379	(8,603)	594	(8,555)

Provision for Income Taxes	686	(3,109)	242	(3,189)

Net Income/(Loss)	$693	$(5,494)	$352	$(5,366)

Basic Earnings per Share Attibutable to Northwest Pipe Company	$0.07	$(0.59)	$0.04	$(0.58)

Diluted Earnings per Share Attibutable to Northwest Pipe Company	$0.07	$(0.59)	$0.04	$(0.58)

Shares Used in Per Share Calculation:
Basic	9,290	9,240	9,273	9,232

Diluted	9,309	9,240	9,326	9,232

NORTHWEST PIPE COMPANY

CONDENSED SELECTED BALANCE SHEET AND OTHER DATA (Unaudited)

(Dollar amounts in thousands)

	September 30, 2010	December 31 2009
Assets:
Cash and Cash Equivalents	$37	$31
Restricted Cash	—	—
Trade and Other Receivables, Net	75,723	38,733
Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts	46,412	37,509
Inventories	81,645	74,866
Other Current Assets	26,394	28,666

Total Current Assets	230,211	179,805
Property and Equipment, Net	170,937	163,432
Other Assets	48,334	48,000

Total Assets	$449,482	$391,237

Liabilities:
Current Maturities of Long-Term Debt	$6,628	$6,122
Accounts Payable	31,368	30,039
Accrued Liabilities	12,957	11,630
Billings in Excess of Cost and Estimated Earnings on Uncompleted Contracts	10,091	9,670

Total Current Liabilities	61,044	57,461
Long-Term Note Payable to Financial Institution	76,513	19,403
Other Long-Term Debt, Less Current Maturities	27,223	32,319
Other Liabilities	37,290	35,755

Total Liabilities	202,070	144,938

Stockholders’ Equity	247,412	246,299

Total Liabilities and Stockholders’ Equity	$449,482	$391,237